Exhibit 10.1

For Bank Use Only	Reviewed by

Due	MARCH 30, 2009

Customer #	0013592421	Loan #	34

AMENDMENT TO NOTE

This amendment (the “Amendment”), dated as of the date specified below, is by and between the borrower (the “Borrower”) and the bank (the “Bank”) identified below.

RECITALS

A.  The Borrower has executed a Note (the “Note”), payable to the Bank dated NOVEMBER 25, 2003 and as amended and replaced from time to time, and the Borrower (and if applicable, certain third parties) have executed the collateral documents which may or may not be identified in the Note and certain other related documents (collectively the “Loan Documents”), setting forth the terms and conditions upon which the Borrower may obtain loans from the Bank from time to time in the original amount of $1,500,000.00, as may be amended from time to time.

B.  The Borrower has requested that the Bank permit certain modifications to the Note as described below.

C.  The Bank has agreed to such modifications, but only upon the terms and conditions outlined in this Amendment.

AGREEMENT

In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Borrower and the Bank agree as follows:

☒  Change in Payment Schedule. If checked here, effective upon the date of this Amendment, any payment terms are amended as follows:

Principal and interest are payable in installments of $28,172.81 each, beginning APRIL 30, 2004, and on the same date of each CONSECUTIVE month thereafter (except that if a given month does not have such a date, the last day of such month), plus a final payment equal to all unpaid principal and accrued interest on MARCH 30, 2009, the maturity date.

☒  Change in Interest Rate.  If checked here, effective upon the date of this Amendment, interest payable under the Note is amended as follows:

The unpaid principal balance will bear interest at an annual rate of 4.730%.

☒  Change in Prepayment Terms.  If checked here, refer to attached Prepayment Addendum.

☐  Change in Late Payment Fee. If checked here, subject to applicable law, if any payment is not made on or before its due date, the Bank may collect a delinquency charge of              % of the unpaid amount. Collection of the late payment fee shall not be deemed to be a waiver of the Bank’s right to declare a default hereunder.

☐  Change in Closing Fee. If checked here and subject to applicable law, the Borrower will pay the Bank a closing fee of $                               (apart from any prior closing fee) contemporaneously with the execution of this Amendment. This fee is in addition to all other fees, expenses and other amounts due hereunder.

☒  Change in Maturity Date. If checked here, any references in the Note to the maturity date or date of final payment are hereby deleted and replaced with “MARCH 30, 2009”.

☐  Change in Maximum Loan Amount. If checked here, all references in the Note (whether or not numerically) to the maximum loan amount are hereby deleted and replaced with “$                      ”, which evidences an additional $                      available to be advanced subject to the terms and conditions of the Note.

☐  Temporary Increase in Loan Amount. If checked here, notwithstanding the principal amount of the Note, the principal amount that may be borrowed thereunder shall increase from $                           to $                                effective                      through                       annually. On               through             annually, the principal amount that may be borrowed thereunder shall revert to $                                     and any loans outstanding in excess of that amount will be immediately due and payable without further demand by the Bank.

☐  Change in Multiple Advance Termination Date. If checked here, all references in the Note to the termination date for multiple advances are hereby deleted and replaced with “                                 ”.

☐  Change in Paid-in-Full Period. If checked here, all revolving loans under the Note must be paid in full for a period of at least                    consecutive days during each fiscal year. Any previous Paid-in-Full provision is hereby replaced with this provision.

Default Interest Rate. Notwithstanding any provision of this Note to the contrary, upon any default or at any time during the continuation thereof (including failure to pay upon maturity), the Bank may, at its option and subject to applicable law, increase the interest rate on this Note to a rate of 5% per annum plus the interest rate otherwise payable hereunder. Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by the Borrower or any guarantor involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rate on this Note shall automatically increase to a rate of 5% per annum plus the rate otherwise payable hereunder.

Effectiveness of Prior Documents. Except as specifically amended hereby, the Note and the other Loan Documents shall remain in full force and effect in accordance with their respective terms. All warranties and representations contained in the Note and the other Loan Documents are hereby reconfirmed as of the date hereof. All collateral previously provided to secure the Note continues as security, and all guaranties guaranteeing the Note remain in full force and effect. This is an amendment, not a novation.

Preconditions to Effectiveness. This Amendment shall only become effective upon execution by the Borrower and the Bank, and approval by any other third party required by the Bank.

No Waiver of Defaults; Warranties. This Amendment shall not be construed as or be deemed to be a waiver by the Bank of existing defaults by the Borrower, whether known or undiscovered. All agreements, representations and warranties made herein shall survive the execution of this Amendment.

Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be considered an original, but when taken together shall constitute one document.

Authorization. The Borrower represents and warrants that the execution, delivery and performance of this Amendment and the documents referenced herein are within the authority of the Borrower and have been duly authorized by all necessary action.

Transferable Record. The note, as amended, is a “transferable record” as defined in applicable law relating to electronic transactions. Therefore, the holder of the note, as amended, may, on behalf of Borrower, create a microfilm or optical disk or other electronic image of the note, as amended, that is an authoritative copy as defined in such law. The holder of the note, as amended, may store the authoritative copy of such note, as amended, in its electronic form and then destroy the paper original as part of the holder’s normal business practices. The holder, on its own behalf, may control and transfer such authoritative copy as permitted by such law.

Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Amendment, are hereby expressly incorporated herein by reference.

Dated as of:	MARCH 30, 2004

BIOJECT MEDICAL TECHNOLOGIES INC.
(Individual Borrower)		Borrower Name (Organization)

		a	OREGON Corporation

Borrower Name	N/A	By:	/s/ Michael A. Temple

		Name and Title:	MICHAEL A. TEMPLE EXECUTIVE VICE PRESIDENT

Borrower Name	N/A	By:
Name and Title:

Agreed to:

U.S. BANK N.A.	(Bank)

By:	/s/ Elizabeth Jones
Name and Title:	ELIZABETH JONES ASSISTANT VICE PRESIDENT

BREAKFUNDING PREPAYMENT FEE ADDENDUM

To Amendment to Note dated MARCH 30, 2004 Prepayment. There shall be no prepayments of this Note, provided that the Bank may consider requests for its consent with respect to prepayment of this Note, without incurring an obligation to do so, and the Borrower acknowledges that in the event that such consent is granted, the Borrower shall be required to pay the Bank, upon prepayment of all or part of the principal amount before final maturity, a prepayment indemnity (“Prepayment Fee”) equal to the greater of zero, or that amount, calculated on any date of prepayment (“Prepayment Date”), which is derived by subtracting: (a) the principal amount of the Note or portion of the Note to be prepaid from (b) the Net Present Value of the Note or portion of the Note to be prepaid on such Prepayment Date; provided, however, that the Prepayment Fee shall not in any event exceed the maximum prepayment fee permitted by applicable law.

“Net Present Value” shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by the Bank over the shorter of the remaining contractual life of the Note or next repricing date if the Bank had instead initially invested the Note proceeds at the Initial Money Market Rate. The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.

“Initial Money Market Rate” shall mean the rate per annum, determined solely by the Bank, on the first day of the term of this Note or the most recent repricing date or as mutually agreed upon by the Borrower and the Bank, as the rate at which the Bank would be able to borrow funds in Money Markets for the amount of this Note and with an interest payment frequency and principal repayment schedule equal to this Note and for a term as may be arranged and agreed upon by the Borrower and the Bank, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. Borrower acknowledges that the Bank is under no obligation to actually purchase and/or match funds for the Initial Money Market Rate of this Note.

“Money Market Rate At Prepayment” shall mean that zero-coupon rate, calculated on the Prepayment Date, and determined solely by the Bank, as the rate at which the Bank would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Note payment or repricing date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation. A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.

“Money Markets” shall mean one or more wholesale funding markets available to the Bank, including negotiable certificatesof deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others.

In calculating the amount of such Prepayment Fee, the Bank is hereby authorized by the Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as the Bank may deem appropriate. If the Borrower fails to pay any Prepayment Fee when due, the amount of such Prepayment Fee shall thereafter bear interest until paid at the default rate specified in this Note (computed on the basis of a 360-day year, actual days elapsed). Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and said prepayment shall be applied to the principal installments in the inverse order of their maturities. All prepayments shall be in an amount of at least $100,000 or, if less, the remaining entire principal balance of the loan.

Dated as of:	MARCH 30, 2004

BIOJECT MEDICAL TECHNOLOGIES INC.
(Individual Borrower)		Borrower Name (Organization)

		a	OREGON Corporation

Borrower Name	N/A	By	/s/ Michael A Temple

		Name and Title	MICHAEL A. TEMPLE, EXECUTIVE VICE PRESIDENT

Borrower Name	N/A	By

Name and Title